UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 17, 2008
PANDA ETHANOL, INC.
(Exact name of registrant as specified in its charter)
000-50282
Commission File Number

Nevada (State or other jurisdiction of incorporation)	20-4799979 (I.R.S. Employer Identification No.)
4100 Spring Valley, Suite 1002
Dallas, Texas 75244
(Address of principal
executive offices, including Zip Code)
972.361.1200
Registrant’s telephone number, including area code
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
          As previously disclosed, on September 5, 2008, Panda Hereford Ethanol, L.P. (“Panda Hereford”), a wholly-owned indirect subsidiary of Panda Ethanol, Inc. (the “Company”) received a limited waiver of departures (the “Waiver”) from the certifications and requirements to permit a borrowing and disbursement of loan proceeds in the amount of approximately $3.8 million under that certain Financing Agreement, dated as of July 28, 2006, by and among Panda Hereford, Société Générale (the “Agent”) and the lenders named therein, as amended (the “Financing Agreement”) and that certain Depositary and Disbursement Agreement, dated as of July 28, 2006, by and between Panda Hereford and the Agent (the “Disbursement Agreement”). Under the terms of the Waiver, Borrower agreed that the applicable margin under the Financing Agreement, which is an amount added to the base interest rate and the default interest rate, would be increased by 50 basis points to 4.25%.
          On September 17, 2008, Balkan Ventures LLC (“Balkan”), the lender under that certain Subordinated Debt Financing Agreement, dated as of July 28, 2006, by and between Panda Hereford and Balkan, as amended (the “Subordinated Agreement”) consented to the interest rate increase pursuant to the Waiver (the “Consent”). Under the terms of the Consent, Panda Hereford is required to make a good faith effort to extend the royalty payment to the subordinated lender in a restructuring of Panda Hereford’s senior debt for a period of three years beyond its current term. To the extent such royalty payment is not extended in a restructuring, Panda Hereford is required to pay, during such three year period, solely from permitted distributions, an amount equal to the lesser of (1) the royalty payment that would have otherwise been due in accordance with its terms, or (2) Panda Hereford’s maximum allowable distribution.
Item 1.02 Termination of a Material Definitive Agreement.
          On September 18, 2008, Panda Hereford notified Lurgi, Inc. (“Lurgi”), the contractor under that certain Turnkey Engineering, Procurement and Construction Agreement for Ethanol Production Facility (the “EPC Contract”), dated as of October 15, 2005, by and between Panda Hereford and Lurgi, of Panda Hereford’s decision to terminate the EPC Contract for cause, effective immediately, due to Lurgi’s defaults, including the following:
•	failure to complete the Hereford facility within 180 days of the guaranteed substantial completion date of December 16, 2007 set forth in the EPC Contract;

•	failure to perform its obligations in a manner sufficient and adequate to successfully achieve completion of the Hereford facility in compliance with the terms of the EPC Contract; and

•	failure to pay scheduled liquidated damages due to Panda Hereford.
          Lurgi was retained pursuant to the EPC Contract to design, engineer and construct the Hereford facility. The Company intends to manage completion of construction at the Hereford facility. At present, the Hereford facility is approximately 98% complete. Our ability to complete construction of the Hereford facility is dependent upon our ability to make draws under the Financing Agreement and Disbursement Agreement and/or to restructure the terms of all or part of the existing debt or to secure additional financing. There can be no assurance that we will be able to make such draws or obtain the necessary financing to complete construction of the Hereford facility. Please see Item 8.01 below.
          A copy of a press release announcing the termination of Lurgi is attached as Exhibit 99.1 to this Current Report and is incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
          The information set forth in Item 1.01 of this report is incorporated herein by reference.
Item 8.01 Other Events.
Arbitration
          On August 25, 2008, Panda Hereford received a Demand for Arbitration from Lurgi (the “Demand”). Lurgi’s description of its claim is the following: “Contractor claims for delays and additional costs on construction project.” The Demand seeks damages of $29 million as well as attorneys fees, interest, arbitration costs and a time extension to complete construction of the Hereford facility. On September 10, 2008, Panda Hereford filed an Answering Statement and Counterclaim, in which it moved for a more definitive statement from Lurgi, generally denied Lurgi’s allegations, and submitted a counterclaim for damages resulting from Lurgi’s failure to achieve substantial completion as required by the EPC Contract. Due to the inherent risk of litigation, the ultimate outcome of this arbitration is uncertain and unpredictable. However, Panda Hereford intends to vigorously defend itself against the allegations made in the Demand and to vigorously prosecute its counterclaim.
Draw Under Letter of Credit
          On September 18, 2008, Panda Hereford made a draw upon an irrevocable standby letter of credit, in its full amount of $16,219,377. The letter of credit was issued to Panda Hereford to secure performance of certain obligations of Lurgi under the EPC Contract. The proceeds from the draw are comprised of liquidated damages accrued as a result of Lurgi’s failure to comply with schedule requirements under the EPC Contract, payments to unpaid subcontractors and vendors, and reimbursement of expenses incurred for tank foundation remediation work.
Revised Completion Date
          As disclosed in our Quarterly Report on Form 10-Q filed on August 19, 2008, on July 17, 2008, Lurgi notified us that it had initiated a plan to gradually remobilize work at the Hereford facility and delivered to Panda Hereford an updated construction schedule including a substantial completion date of December 15, 2008. While some construction activity resumed, Lurgi did not fully remobilize at the site or recommence significant completion work. The most recent construction schedule Lurgi delivered to the Company showed a substantial completion date of February of 26, 2009. As more fully described under Item 1.02 above, we terminated the EPC Contract on September 18, 2008. The Company intends to manage completion of the construction at the Hereford facility. At present, the Hereford facility is approximately 98% complete. We currently estimate that the facility will be substantially completed in the first quarter of 2008. We will continue to incur significant expenses during the delay of startup of the Hereford facility primarily related to general and administrative expenses and interest expense on our project debt.
          Due to the construction delays, management believes that the existing financing for the Hereford facility may be inadequate for the completion of construction of the facility. Further, Panda Hereford cannot provide the certifications required to request a borrowing under the Financing Agreement or withdrawal of funds from the construction account. Our ability to complete construction of the Hereford facility is dependent upon our ability to make draws under the Financing Agreement and Disbursement Agreement and/or to restructure the terms of all or part of the existing debt or to secure additional financing. Although management of the Company is working to obtain future waivers, restructure the terms of all or part of the existing debt or to secure additional financing, there can be no assurance that we will be able to make such draws or obtain the necessary financing to complete construction of the Hereford facility.
Forward-Looking Statements
          This Current Report on Form 8-K contains forward-looking statements, as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our current expectations, assumptions, beliefs, estimates and projections about our company and the ethanol and other related industries. The forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should” and variations of such words or similar expressions.
          We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that, although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions could be incorrect. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. We do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements include, but are not limited to, our ability to remobilize the work force and manage completion of construction at the Hereford facility; the time, cost and ability to complete construction of the Hereford facility; our ability to draw additional funds under the Hereford senior credit facility, issues and/or delay arising in connection with the development and construction of the Hereford facility, permits, easements, site conditions, workmanship, process engineering, and conflicts of interest; the outcome of the Lurgi arbitration; as well as the risk factors discussed under “Risk Factors” in our Quarterly Report on Form 10-Q filed on August 19, 2008, our Quarterly Report on Form 10-Q filed on May 20, 2008, our Annual Report on Form 10-K filed on April 15, 2008 and our annual, quarterly and periodic reports filed with the Securities and Exchange Commission.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
99.1	Press Release dated September 22, 2008.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: September 22, 2008

PANDA ETHANOL, INC.
By:	/s/ Darol Lindloff
Darol Lindloff
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated September 22, 2008.